UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 3, 2006

IOMEGA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12333	86-0385884
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

10955 Vista Sorrento Parkway, San Diego, CA	92130
(Address of Principal Executive Offices)	(Zip Code)

(858) 314-7000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Officers

On February 3, 2006, Werner T. Heid resigned as a member of the Board of Directors and President and Chief Executive Officer of the Company, following discussions with the Board.

Also effective February 3, 2006, Stephen N. David, currently Chairman of the Company’s Board of Directors, has been appointed Chief Executive Officer on an interim basis.

Mr. David, age 57, is currently an independent consultant focused on providing strategic planning services to a variety of clients in the consumer products industry. He retired from Procter & Gamble, a multi-national manufacturer of family, personal and household care products, in January 2005, following a career that spanned more than thirty-four years at that company. From July 2000 until his retirement from P&G, he held the position of Chief Information Officer and Business-to-Business Officer. In 1989, he served as General Manager (Arabian Peninsula) and in 1986, as Country Manager, P&G Hellas (Greece). In 1982, as Senior Project Manager, Country Services, Mr. David led the deployment of the first personal computers for Procter & Gamble. Mr. David is a member of several advisory boards and commissions.

Mr. Heid’s resignation is without prejudice to his right to obtain separation benefits due in the event of a termination without cause, under Mr. Heid’s June 18, 2001 employment agreement. Pursuant to that 2001 employment agreement, the Company expects to enter into a separation agreement with Mr. Heid that would include continuation of certain benefits, plus severance payments of up to approximately $950,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2006

IOMEGA CORPORATION
(Registrant)

By: /s/ Thomas D. Kampfer
Thomas D. Kampfer
Executive Vice President, Interim Chief
Financial Officer

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